Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-150326

July 23, 2010

PROSPECTUS SUPPLEMENT NO. 27

14,000,000 SHARES OF COMMON STOCK

ANTIGENICS INC.

This prospectus supplement amends the prospectus dated March 16, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, June 15, 2009, July 7, 2009, July 15, 2009, August 3, 2009, August 5, 2009, September 11, 2009, September 18, 2009, November 12, 2009, January 5, 2010, March 1, 2010, March 25, 2010, April 26, 2010, May 11, 2010, and May 18, 2010) to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 7,000,000 shares of our common stock, which they have acquired in a private placement in the United States, and up to 7,000,000 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus.

We would not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on July 21, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, Prospectus Supplement No. 11 dated June 11, 2009, Prospectus Supplement No. 12 dated June 15, 2009, Prospectus Supplement No. 13 dated July 7, 2009, Prospectus Supplement No. 14 dated July 15, 2009, Prospectus Supplement No. 15 dated August 3, 2009, Prospectus Supplement No. 16 dated August 5, 2009, Prospectus Supplement No. 17 dated September 11, 2009, Prospectus Supplement No. 18 dated September 18, 2009, Prospectus Supplement No. 19 dated November 12, 2009, Prospectus Supplement No, 20 dated January 5, 2010, Prospectus Supplement No. 21 dated March 1, 2010, Prospectus Supplement No. 23 dated March 25, 2010, Prospectus Supplement No. 24 dated April 26, 2010, Prospectus Supplement No. 25 dated May 11, 2010, and Prospectus Supplement No. 26 dated May 18, 2010, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On July 21, 2010, the last reported closing price per share of our common stock was $0.76 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 27 IS JULY 23, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 20, 2010

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 21, 2010, Antigenics Inc. issued a press release announcing that the company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “Staff”) on July 20, 2010 indicating that the company is not in compliance with Nasdaq Marketplace Rule 5550(a)(2) (the “Bid Price Requirement”) because the bid price for the company’s common stock has closed below the minimum $1.00 per share requirement for 30 consecutive business days. There is no change in the trading of company common stock on the NASDAQ Capital Market at this time, and in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the company has been provided 180 calendar days, or until January 18, 2011, to regain compliance with the Bid Price Requirement.

The full text of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

99.1	Press Release dated July 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: July 21, 2010	By:	GARO H. ARMEN
Garo H. Armen
Chief Executive Officer

Exhibit 99.1

Antigenics Receives NASDAQ Delisting Notification

Lexington, MA – July 21, 2010 – Antigenics Inc. (NASDAQ: AGEN) announced that the company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “Staff”) on July 20, 2010 indicating that the company is not in compliance with Nasdaq Marketplace Rule 5550(a)(2) (the “Bid Price Requirement”) because the bid price for the company’s common stock has closed below the minimum $1.00 per share requirement for 30 consecutive business days.

There is no change in the trading of company common stock on the NASDAQ Capital Market at this time, and in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the company has been provided 180 calendar days, or until January 18, 2011, to regain compliance with the Bid Price Requirement. After the initial 180 calendar day period, the company may be eligible for an additional 180 day compliance period to regain compliance with the Bid Price Requirement, assuming it continues to meet The NASDAQ Capital Market initial listing criteria set forth in Marketplace Rule 5505, excluding the Bid Price Requirement.

To regain compliance with the minimum bid price continued listing requirement, the bid price of the company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days. The Staff may, in its discretion, require the company’s common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days before determining that the Company has demonstrated an ability to maintain long-term compliance.

If compliance is not demonstrated within the applicable compliance period, the Staff will notify the company that its securities will be delisted from the NASDAQ Capital Market. However, the company may appeal the Staff’s determination to delist its securities to a Hearings Panel. During any appeal process, shares of the company’s common stock would continue to trade on the NASDAQ Capital Market.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements as to future economic performance, and plans and objectives of the Company. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to events or developments affecting the Company’s market performance, NASDAQ’s ability to exercise its discretion with respect to decisions regarding the Company’s listing, and the risk and uncertainties described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and in other filings that we may make with the Securities and Exchange Commission from time to time. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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Contacts:

Media: Brad Miles (212) 477-9007 x17

Investors: Shalini Sharp (800) 962-2436